Amendment #1
Cantara Agreement

Amendment #1 to Agreement between Cognigen Networks, Inc. (Cognigen), the Anderson Family Trust No. 1 (AFT), and the Cantara Communications Corporation dated December 9, 2005 (Cantara Agreement).

Cognigen, the AFT and Cantara agree that the Cantara Agreement is amended by deleting paragraph (a) therefrom and substituting therefor the following:   (a). Payment of $25,000 on March 15, 2006, by wire transfer, plus the payment by wire transfer of $25,000 on each 15th day of April, May, June, July, and August for a total of $150,000.

Said payments will be applied to the first annual installment of $450,000 that was to have been paid on March 15, 2006, if the balance due of $300,000 for the first annual installment is paid on or before September 15, 2006

Until the first installment totaling $450,000 is paid in full, AFT will continue to receive 100% of the monthly Cantara commissions. Once the $450,000 is paid in full, AFT will receive 70% of the monthly amount due pursuant to the Stock Agreement

Except as amended herein, the terms of the Cantara Agreement among Cognigen, the AFT and Cantara shall remain in full force and effect.

This amendment is dated March 14, 2006.

Cognigen Networks, Inc.

By: /s/ Gary L. Cook
       Gary L. Cook, Acting President

The Anderson Family Trust No. 1

By: /s/ Peter Tilyou
        Peter Tilyou, Trustee

Cantara Communications Corporation

By: /s/ Peter Tilyou
        Peter Tilyou, President